EXHIBIT 99.3

      PRO FORMA UNAUDITED COMBINED CONDENSED BALANCE SHEET
                       AS OF JUNE 30, 1999
                     (dollars in thousands)



                                                                     Pro Forma
                           Leesport       Merchants    Pro Forma      Combined
Cash and cash
  equivalents              $  6,853       $ 2,173                     $  9,026
Federal funds sold              -             678                          678
Securities                   48,321        24,731                       73,052
Loans receivable            201,054        32,255                      233,309
Allowance for loan
  losses                     (1,993)         (390)                      (2,383)
Other assets                 17,109         1,652                       18,761

    Total Assets           $271,344       $61,099        $  -         $322,443

Deposits                    214,421        47,042                      261,463
Federal funds purchased       7,600           -                          7,600
Short-term borrowings        10,000         1,000                       11,000
Long-term debt               15,500         5,500                       21,000
Other liabilities             3,950           505                        4,455

   Total liabilities        251,471        54,047           -          305,518

Common stock                  6,366           611           (611) A      8,789
                                                           2,423  A

Treasury stock                 (118)                                      (118)
Surplus                       4,417         1,155         (1,155) A      3,760
                                                            (657) A

Retained earnings             9,846         5,531                       15,377
Accumulated other
   comprehensive income        (638)         (245)                        (883)

Total Stockholders'
  Equity                     19,873         7,052           -           26,925

  Total Liabilities and
    Stockholders'
      Equity               $271,344       $61,099        $  -         $332,443

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A - Assumes that First Leesport will exchange 484,690 shares of
First Leesport common stock for 305,721 shares of Merchants common stock. <PAGE 1>
     PRO FORMA UNAUDITED COMBINED CONDENSES INCOME STATEMENT
             FOR THE SIX MONTHS ENDED JUNE 30, 1999
          (dollars in thousands, except per share data)




                                First                   Pro Forma
                               Leesport     Merchants    Combined


Interest income          $       8,660      $  2,034   $   10,694
Interest expense                 4,762           958        5,720
Net interest income              3,898         1,076        4,974
Provision for loan
  losses                           483            12          495
Net interest income
  after provision
  for loan losses                3,415         1,064        4,479
Other income                     2,268            83        2,351
Other expenses                   4,449           850        5,299
Income before income
   taxes                         1,234           297        1,531
Income taxes                       349            43          392

Net income               $         885      $    254   $    1,139

Basic earnings per
  share                  $        0.70      $   0.83   $     0.65

Weighted average
  number of shares
  outstanding                1,264,655       305,721    1,749,345
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